Exhibit 99.1

I-Star To Focus Efforts on Lode Claims, Not Renew Detrital Placer Claims

For Immediate Release
August 29, 2008

Shreveport, LA.  International Star, Inc. (I-Star) today announced its intention to focus its exploration work on I-Star’s newly staked lode mining claims in the Detrital Wash area of Mohave County, Arizona.  I-Star will not renew its placer mining claims in the Detrital Wash area, which are set to expire on August 31, 2008.  I-Star management’s decision not to renew the placer claims was based on assessments by geology and mining consultants after exploring the properties for mineralization.  Close examination by I-Star’s geology and mining professionals of the properties yielded no evidence indicating the existence of valuable minerals in the alluvial portions of the land held by I-Star’s placer claims.

“Our geology and mining consultants have thoroughly examined our placer claim holdings in the Detrital Wash area and have found no evidence of mineralization that would constitute a legal discovery for a valid placer claim,” stated I-Star President Sterling Redfern.  “We have, therefore, concluded that our Detrital placer claims are not of sufficient value to justify the costs of maintaining those claims and that, to maximize our resources, our efforts should be focused on our newly staked lode claims where evidence of mineralization has been confirmed.”

I-Star presently has approximately 525 lode mining claims in the Black Mountains and White Hills in the Detrital Wash area.  These lode claims were staked over I-Star’s existing placer claims in locations where I-Star’s recent assays performed by an independent, Arizona licensed lab confirmed evidence of copper, molybdenum and other mineralization.  I-Star has developed plans for additional exploration work on these lode claims, which will involve further assays for precious and base mineralization as well as geophysical probing and IP-Resistivity surveys, to determine whether minable ore reserves are present.  I-Star plans to obtain debt or equity financing of up to $650,000 to fund this planned exploration work.

I-Star’s placer claim holdings in the Detrital Wash area cover approximately 21,000 acres.  I-Star holds additional placer claims in the Wikieup, Arizona, area, which have been renewed beyond August 31, 2008.  Due to limited financial resources, I-Star does not presently have plans to conduct operations on its Wikieup properties in 2008.

About International Star, Inc. (OTC BB:ILST):  The company maintains its corporate headquarters in Shreveport, LA and owns mineral rights in Arizona that it intends to exploit through the extraction of precious and base minerals from the lands it has acquired.  More information about International Star, Inc. and its business activities can be obtained by calling International Star, Inc. at (318) 453-7849.

Any statements made in this press release which are not historical facts contain certain forward-looking statements as such term is defined in the Private Litigation Reform Act of 1996, concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains.  The actual results of the specific items described in this release, and the company’s operations generally, may differ materially from what is projected in such forward-looking statements.  Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the company.  The company disclaims any obligation to update information contained in any forward-looking statement.

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